 Exhibit 99.1

Trevena, Inc. Appoints Marvin H. Johnson, Jr. to Board of Directors

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CHESTERBROOK, PA., Mar. 18, 2021 (GLOBE NEWSWIRE) -- Trevena, Inc. (Nasdaq: TRVN), a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with central nervous system (CNS) disorders, today announced that Marvin H. Johnson, Jr. has been appointed to the Company’s Board of Directors, and will stand for election at the 2021 Annual Meeting of Stockholders.

“It is a pleasure to welcome Marvin to the Trevena Board. His extensive commercial and operational experience, spanning a wide array of therapeutic areas, will be immensely valuable to Trevena as we execute on the successful launch of OLINVYK and advance our CNS pipeline,” said Carrie Bourdow, President and Chief Executive Officer at Trevena, Inc.

“Trevena is at an exciting point in its growth, with its first approved product now launched and a diverse lineup of pipeline assets that span the CNS disease spectrum,” said Mr. Johnson. “I am thrilled to be joining Trevena at this pivotal time.”

Mr. Johnson brings more than 30 years of strategic and commercial experience in the pharmaceutical industry to Trevena. During his tenure at Merck & Co., Mr. Johnson held numerous senior leadership roles within the U.S. and global commercial organization across multiple therapeutic categories, including Acute Care, Neurology, Respiratory, Cardiovascular, and Pain Management. Most recently, Mr. Johnson was the Chief Learning Officer for Merck’s Global Learning and Development department.

In conjunction with Mr. Johnson’s appointment, the Company today announced that Maxine Gowen, Ph.D., and Julie H. McHugh will be retiring from the Trevena Board of Directors and will not be standing for election at the 2021 Annual Meeting of Stockholders. Dr. Gowen was the founding CEO of Trevena and served as its President and Chief Executive Officer from 2007 until October 2018, after which she continued to serve as a member of the Board of Directors. Ms. McHugh has served on the Company’s Board of Directors since 2014 following its initial public offering and was recently Chair of the Company’s Nomination and Governance Committee.

“Max and Julie have provided invaluable expertise throughout their tenure and helped shape Trevena’s inception and growth as a public company,” said Leon O. Moulder, Jr., Chairman of the Trevena Board of Directors. “I would like to thank Max and Julie for their many contributions to Trevena.”

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with CNS disorders. The Company has one approved product in the United States, OLINVYK™ (oliceridine) injection, indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate. The Company also has four novel and differentiated investigational drug candidates: TRV250 for the acute treatment of migraine, TRV734 for maintenance treatment of opioid use disorder, and TRV027 for acute lung injury / abnormal blood clotting in COVID-19 patients. The Company has also identified TRV045, a novel S1P receptor modulator that may offer a new approach to treating a variety of CNS disorders.

For more information, please visit www.Trevena.com

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development and trials of its therapeutic candidates, plans for potential future product candidates, commercialization of approved drug products and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “objective,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “ongoing,” or the negative of these terms or similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the commercialization of any approved drug product, the status, timing, costs, results and interpretation of the Company’s clinical trials or any future trials of any of the Company’s investigational drug candidates; the uncertainties inherent in conducting clinical trials; expectations for regulatory interactions, submissions and approvals, including the Company’s assessment of the discussions with the FDA or other regulatory agencies about any and all of its programs; uncertainties related to the commercialization of OLINVYK; available funding; uncertainties related to the Company’s intellectual property; uncertainties related to the ongoing COVID-19 pandemic, other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

For more information, please contact:

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors, LLC

daniel@lifesciadvisors.com

(617) 430-7576

Company Contact:

Bob Yoder

SVP and Chief Commercial Officer

Trevena, Inc.

(610) 354-8840